Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Performance Securities with Contingent Protection linked to an International Fund Basket due August 30, 2013	$864,150	$61.61
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated February 4, 2010)

UBS AG $864,150 Performance Securities with Contingent Protection

Linked to an International Fund Basket due August 30, 2013

Investment Description

UBS AG Performance Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of a weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”) that invest predominately in international equities. The amount you receive at maturity is based on the return of the underlying basket and, in certain circumstances, on whether the basket ending price is below the trigger price. If the basket return is positive or zero, at maturity, you will receive an amount in cash per Security that is equal to your principal amount plus an amount based on the basket return multiplied by a participation rate. If the basket return is negative and the basket ending price is above or equal to the trigger price, you will receive your principal at maturity. If the basket return is negative and the basket ending price is below the trigger price, your Securities will be fully exposed to the decline in the underlying basket, and you will lose some or all of your investment. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of UBS.

Features
☐	Core Investment Opportunity: If you are seeking market exposure to the underlying basket, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive basket return while providing an initial cushion from any negative basket return.
☐	Contingent Protection Feature: If you hold the Securities to maturity and the basket ending price is greater than or equal to the trigger price, you will receive at least 100% of your principal, subject to the creditworthiness of the Issuer. If the basket ending price is below the trigger price, your investment will be fully exposed to any negative basket return.

Key Dates

Trade Date	August 26, 2010
Settlement Date	August 31, 2010
Final Valuation Date*	August 26, 2013
Maturity Date*	August 30, 2013
*	Subject to postponement in the event of a market disruption event, as described in the Performance Securities with Contingent Protection product supplement.
Security Offering

We are offering Performance Securities with Contingent Protection linked to a weighted basket of exchange traded funds consisting of (i) iShares MSCI EAFE Index Fund, and (ii) iShares MSCI Emerging Markets Index Fund, each of which we refer to as a “basket equity” and collectively as the ”underlying basket”. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and multiples of $10.00 thereafter.

Underlying Basket	Basket Weightings	Participation Rate	Basket Starting Price	Trigger Price*	CUSIP	ISIN
A weighted basket comprised of (i) iShares MSCI EAFE Index Fund (“EFA Fund”), and (ii) iShares MSCI Emerging Markets Index Fund (“EEM Fund”)	With respect to: EFA Fund: 70%, and EEM Fund: 30%.	110%	100	70	90267C649	US90267C6497
*	The trigger price is set equal to 70% of the basket starting price.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Performance Securities with Contingent Protection product supplement (the “product supplement”), the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the product supplement for risks related to an investment in the Securities. Your Securities protect your principal only if the basket ending price is above or equal to the trigger price and you hold the Securities to maturity.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.25	$9.75
Total	$864,150	$21,603.75	$842,546.25

UBS Financial Services	UBS Investment Bank

Pricing Supplement dated August 26, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Performance Securities with Contingent Protection product supplement dated February 4, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000087/c173017_690457-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Performance Securities with Contingent Protection” or “Securities” refer to the Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Performance Securities with Contingent Protection product supplement” or the “product supplement” mean the UBS product supplement, dated February 4, 2010, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to expose your principal to the full downside performance of the underlying basket if the basket ending price is below the trigger price, and are therefore willing to lose some or all of your principal.
♦	You have a moderate to high risk tolerance.
♦	You believe the value of the underlying basket will appreciate over the term of the Securities.
♦	You seek an investment whose return is linked to the basket equities that comprise the underlying basket.
♦	You are willing to forgo dividends paid on the basket equities in exchange for enhanced returns if the underlying basket appreciates and contingent protection if the value of the underlying basket declines.
♦	You are willing to invest in the Securities based on the participation rate of 110%.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 3 years.
♦	You are willing to accept that there may be no secondary market for the Securities.
♦	You are comfortable with the creditworthiness of UBS as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to make an investment in which you could lose 100% of your principal amount.
♦	You do not believe the underlying basket will appreciate over the term of the Securities.
♦	You prefer to receive the dividends paid on the basket equities.
♦	You do not seek an investment with exposure to the basket equities that comprise the underlying basket.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 3 years.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	3 years
Underlying Basket	The Securities are linked to a weighted basket comprised of (i) iShares MSCI EAFE Index Fund (“EFA Fund”), and (ii) iShares MSCI Emerging Markets Index Fund (“EEM Fund”) (each, a “basket equity” and collectively, the ”underlying basket”)
Basket Weightings	With respect to: (i) EFA Fund: 70%, and (ii) EEM Fund: 30%.
Payment at Maturity(1) (per Security)	You will receive a cash payment at maturity based on the performance of the underlying basket during the term of the Securities.
If the basket return is positive, you will receive your principal plus a return equal to the participation rate times the basket return: $10 + ($10 × Participation Rate × Basket Return)
If the basket return is zero, you will receive your principal of: $10.00
If the basket return is negative and the basket ending price is above or equal to the trigger price, you will receive your principal of: $10.00.
If the basket return is negative and the basket ending price is below the trigger price, you will receive your principal reduced by the negative basket return:
$10 + ($10 × Basket Return)
The principal protection on your Securities is contingent. If the basket ending price is below the trigger price, your principal is fully exposed to any decline in the underlying basket. As a result, you could lose some or all of your principal amount at maturity.
Basket Return	Basket Ending Price – Basket Starting Price Basket Starting Price
Basket Starting Price	Set equal to 100.

Basket Ending Price	The basket closing price on the final valuation date. On the final valuation date, the basket closing price will be calculated as follows:
100 x [1 + (EFA Fund return × 70.00%) + (EEM Fund return × 30.00%)], where the return for each basket equity is equal to the Basket Equity Return of the respective basket equity.
Participation Rate	110%
Trigger Price	70, which is equal to 70% of the basket starting price.
Basket Equity Return	With respect to each basket equity, the percentage change from the respective equity starting price to the respective equity ending price, calculated as follows:
Equity Ending Price – Equity Starting Price Equity Starting Price
Equity Starting Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent. The equity starting price for EFA Fund is $49.55. The equity starting price for EEM Fund is $39.62.
Equity Ending Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Determining Payment at Maturity

If the basket return is less than -30% you will lose 1% (or a fraction thereof) on the principal amount of your Securities for every 1% (or a fraction thereof) the basket return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × Basket Return]

As such, you could lose up to 100% of your principal depending on how much the underlying basket declines.

(1)	The contingent protection is provided by UBS and therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Investment Term:	3 years
Basket Starting Price:	100
Trigger Price:	70 (70% of Basket Starting Price)
Participation Rate:	110%
Range of Underlying Basket Performance:	100% to -100%

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The basket return is 20%.

Since the basket return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 110%) = $12.20 per Security (a 22% return).

Example 2: The basket return is -20% and the basket ending price is above the trigger price.

Since the basket return is negative but the basket ending price is above the trigger price of 70, your principal is protected and you will receive $10 per Security at maturity (zero return).

Example 3: The basket return is -60%, and therefore, the basket ending price is below the trigger price.

Since the basket return is negative and the basket ending price is below the trigger price, contingent protection is lost and your investment in the Securities is fully exposed to the decline of the underlying basket. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 - $6 = $4 per Security (a 60% loss).

If the basket ending price is below the trigger price, your investment in the Securities is fully exposed to the decline of the underlying basket and you will lose some or all of your principal at maturity.

Underlying Basket		Payment and Return at Maturity
Basket Ending Price	Basket Return*	Payment at Maturity	Securities Total Return at Maturity
200	100%	$21.00	110.00%
190	90%	$19.90	99.00%
180	80%	$18.80	88.00%
170	70%	$17.70	77.00%
160	60%	$16.60	66.00%
150	50%	$15.50	55.00%
140	40%	$14.40	44.00%
130	30%	$13.30	33.00%
120	20%	$12.20	22.00%
110	10%	$11.10	11.00%
100	0%	$10.00	0.00%
90	-10%	$10.00	0.00%
80	-20%	$10.00	0.00%
70	-30%	$10.00	0.00%
60	-40%	$6.00	-40.00%
50	-50%	$5.00	-50.00%
40	-60%	$4.00	-60.00%
30	-70%	$3.00	-70.00%
20	-80%	$2.00	-80.00%
10	-90%	$1.00	-90.00%
0	-100%	$0.00	-100.00%
*	The basket return excludes any cash dividend payments.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Contingent protection applies only in limited circumstances and otherwise you may lose up to 100% of your initial investment — Your principal amount will be protected only if the basket ending price is greater than or equal to the trigger price. The Securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your Securities if the basket ending price is below the trigger price. In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the underlying basket. Accordingly, you may lose up to 100% of your principal amount.
♦	Contingent protection only applies if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the underlying basket has appreciated since the trade date. If you sell your Securities in the secondary market prior to maturity, you will not receive any contingent protection on the portion of your Securities sold.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.
♦	Changes in closing prices of the basket equities may offset each other — The Securities are linked to a weighted basket composed of the basket equities. Where the equity ending price of one of the basket equities increases relative to its equity starting price, the equity ending price of the other basket equity may not increase by the same amount or may even decline. Therefore, in calculating the basket ending price, increases in the price of one of the basket equities may be moderated, or offset, by lesser increases or declines in the price of the other basket equity. This affect is further amplified by the differing weights of the basket equities. The more heavily weighted basket equity, EFA Fund, will have a larger impact on the basket return than EEM Fund, which has a lesser weighting.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the basket equities (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities).
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and as a result, you may suffer a substantial loss.
♦	Owning the Securities is not the same as owning the basket equities — The return on the Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.
♦	The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
♦	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the Securities.

♦	The Securities are subject to currency exchange rate risk — The EFA Fund and the EEM Fund both invest in securities that are traded on non-U.S. securities markets; the trading price of the securities in which EFA Fund and EEM Fund invest generally will reflect the U.S. dollar value of those securities. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund or EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities and the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the portfolios of EFA Fund and EEM Fund. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which EFA Fund and EEM Fund invest will be adversely affected and the value of the Securities may decrease.
♦	The Securities are subject to non-U.S. securities market risk — The Securities are linked to an underlying basket which includes shares of the EFA Fund and EEM Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
♦	The Securities are subject to emerging markets risk — The Securities are linked to an underlying basket which includes shares of the EEM Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of any basket equity, may adversely affect the value of the underlying basket and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the basket return and payment at maturity based on the closing prices of the basket equities on the final valuation date. The calculation agent can postpone the determination of the basket return and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the basket equities, and therefore the market value of the Securities.

♦	Antidilution protection is limited — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the equity starting price for such basket equity. However, the calculation agent will not make such adjustments in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 8.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-40 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-42 of the product supplement.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of a basket equity). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-40 of the product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in Securities that are linked to the underlying basket that contains shares of exchange traded funds (“ETFs”) will be treated as a “constructive ownership transactions.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on ETFs in the underlying basket referenced by the Securities, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of ETFs directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any basket equity or any stock constituting assets of any basket equity would be treated as a “passive foreign investment company (“PFIC”)” within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by one or more of the ETFs in the underlying basket were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or become a passive foreign investment company.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-40 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ``specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any basket equity contained in this pricing supplement. You should make your own investigation into each basket equity.

Included on the following pages is a brief description of the issuers of each of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first two calendar quarters of 2010. Partial data is provided for the third calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The iShares® MSCI EAFE Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment manager of the EFA Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EFA Fund is one of the one-hundred and forty-five separate investment portfolios that constitute iShares Trust. The investment advisor for the EFA Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index.

The EFA Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE ® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of August 25, 2010, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.35% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of the EFA Fund.

As of June 30, 2010, the MSCI EAFE® Index includes stocks from Europe, Australasia (Australia and Asia) and the Far East, including the following 29 developed markets: Australia, Austria, Belgium, Bermuda, China, Cyprus, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Mauritius, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of July 30, 2010, the MSCI EAFE® Index’s three largest industries were financials, industrials and consumer staples.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EFA Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EFA Fund on August 26, 2010 was $49.55. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$65.40	$60.33	$64.99
4/3/2006	6/30/2006	$70.58	$59.60	$65.35
7/3/2006	9/29/2006	$68.46	$61.62	$67.78
10/2/2006	12/29/2006	$74.31	$67.96	$73.26
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010*	8/26/2010*	$53.81	$47.09	$49.55
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through August 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of the EFA Fund from August 30, 2002 through August 26, 2010, based on information from Bloomberg. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

The iShares® MSCI Emerging Markets Index Fund

We have derived all information regarding the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by BFA, the investment manager of the EEM Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment advisor for the EEM Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares, Inc. The EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets® Index.

The EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of August 25, 2010, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.72% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of June 30, 2010, the MSCI Emerging Markets® Index included stocks from the following 24 emerging markets: Brazil, Bermuda, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Ireland, Luxembourg, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of July 30, 2010, the MSCI Emerging Markets® Index’s three largest industries were financials, energy and information technology.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EEM Fund on August 26, 2010 was $39.62. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.59	$30.43	$33.02
4/3/2006	6/30/2006	$37.03	$27.34	$31.23
7/3/2006	9/29/2006	$33.14	$29.20	$32.29
10/2/2006	12/29/2006	$38.15	$31.80	$38.10
1/3/2007	3/30/2007	$39.53	$35.03	$38.75
4/2/2007	6/29/2007	$44.42	$39.13	$43.82
7/2/2007	9/28/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010*	8/26/2010*	$42.49	$37.59	$39.62
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through August 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of the EEM Fund from August 29, 2003 through August 26, 2010, based on information from Bloomberg. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, this offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.